SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549

				FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

					Commission File Number 0-8621

		    The Woodbury Telephone Company
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	(Exact name of registrant as specified in its charter)

			  299 Main Street South
		       Woodbury, Connecticut 06798
			    (203) 263-2121
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	 (Address, including zip code, and telephone number,
  including area code, of registrant's principal executive offices)


		Common Stock, par value $2.50 per share
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       (Title of each class of securities covered by this Form)

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	    (Titles of all other classes of securities for
	      which a duty to file reports under section
			13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]            Rule 12h-3(b)(1)(i)       [ ]

Rule 12g-4(a)(1)(ii)       [ ]            Rule 12h-3(b)(i)(ii)      [ ]

Rule 12g-4(a)(2)(i)        [ ]            Rule 12h-3(b)(2)(i)       [ ]

Rule 12g-4(a)(2)(ii)       [ ]            Rule 12h-3(b)(2)(ii)      [ ]

					  Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 The Woodbury Telephone Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 31, 1997                    By:/s/ Donald E. Porter
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					       Donald E. Porter
					       President